Exhibit 2.1

SALE AND PURCHASE AGREEMENT

FOR

MAGTEX REFINED PRODUCTS PIPELINE SYSTEM

BETWEEN

MOBIL PIPE LINE COMPANY,

SELLER

AND

SUNOCO PIPELINE L.P.,

BUYER

April 28, 2008

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PIPELINE SALE AND PURCHASE AGREEMENT EXECUTION VERSION

TABLE OF CONTENTS

(Continued)

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SALE AND PURCHASE AGREEMENT

FOR MAGTEX REFINED PRODUCTS PIPELINE SYSTEM

This Sale and Purchase Agreement for MAGTEX REFINED PRODUCTS PIPELINE SYSTEM (the “Agreement”) is made and entered into this 28th day of April, 2008 (the “Effective Date”) by and between MOBIL PIPE LINE COMPANY, a Delaware corporation (“SELLER” or “MPLCO”) and SUNOCO PIPELINE L.P., a Texas limited partnership (“BUYER”). SELLER and BUYER are hereinafter sometimes referred to individually as “Party” or collectively as “Parties” in this Agreement.

PRELIMINARY STATEMENTS

SELLER owns and operates a pipeline system originating at Beaumont, Texas and terminating at destinations in Houston and other east Texas markets. SELLER now desires to sell this pipeline system and related rights, and BUYER wishes to purchase the system on the terms and conditions set forth below.

TERMS OF AGREEMENT

SELLER and BUYER therefore agree as follows:

Definitions.	The following terms shall have the meanings set forth below for all purposes of this Agreement:

(A)	“Affiliate” shall mean a party’s Parent Company and Affiliated Companies; for the purpose of this definition (a) a party’s “Parent Company” shall mean a company or companies having a Controlling Interest in such party; (b) a party’s “Affiliated Companies” shall mean any and all companies in which the party, or the Parent Company of such party, has a direct or indirect Controlling Interest; and (c) “Controlling Interest” shall mean a legal or beneficial ownership of more than fifty percent (50%) of the voting stock in a company.

(B)	“Aldine Consideration” has the meaning provided in Section 44(A).

(C)	“Aldine Option” has the meaning provided in Section 44(A).

(D)	“Aldine Option Closing” has the meaning provided in Section 44(A).

(E)	“Aldine Option Parcel” shall mean Parcel A together with that portion of Parcel B, if any, which BUYER elects to exercise the Aldine Option on.

(F)	“Aldine Parcel” has the meaning provided in Section 1(A)(viii).

(G)	“Assets” has the meaning provided in Section 1.

(H)	“Assignment and Assumption Agreement” has the meaning provided in Section 1(D).

(I)	“Assumed Environmental Liabilities” has the meaning provided in Section 7(D).

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(J)	“Authorized Representative” means any employee, agent, representative, consultant, contractor, or subcontractor.

(K)	“Baseline Condition” has the meaning provided in Section 7(B).

(L)	“Buyer Indemnitee” has the meaning provided in Section 15(A).

(M)	“Cause” means and includes fraud, theft, act(s) constituting a felony, gross neglect of duties, material dishonesty, gross insubordination, gross misconduct, disloyalty, intentional or grossly negligent violation of any state or federal law(s), attending work under the influence of alcohol or illegal drugs, or public conduct materially detrimental to the reputation of the employer.

(N)	“Claim” and “Claims” means all liability, costs (including without limitation any attorney fees and costs), expenses, claims, demands, fines, penalties, causes of action or other obligation of whatever nature, whether under express or implied contract, at common law or under any applicable law, rule or regulation, including without limitation applicable Environmental Laws.

(O)	“Closing” has the meaning provided in Section 16.

(P)	“Closing Date” has the meaning provided in Section 16.

(Q)	“Closing Credits” has the meaning provided in Section 18.

(R)	“Code” has the meaning provided in Section 24.

(S)	“Consent” has the meaning provided in Section 4(E)

(T)	“Damages” means any and all obligations, liabilities, damages (including, without limitation, physical damage to real or personal property or natural resources), fines, liens, penalties, deficiencies, losses, judgments, settlements, personal injuries (including, without limitation, injuries or death arising from exposure to Regulated Substances), costs and expenses (including, without limitation, environmental costs, accountants’ fees, attorneys’ fees, fees of engineers, health, safety, environmental and other outside consultants and investigators, and reasonable court costs, appellate costs, and bonding fees), whether based in tort, contract or any local, state or federal law, common law, statute, ordinance or regulation, whether legal or equitable, past, present or future, ascertained or unascertained, known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, choate or inchoate or otherwise.

(U)	“Easements” has the meaning provided in Section 1(C).

(V)	“Effective Date” has the meaning provided in the preamble to this Agreement.

(W)	“Employees” has the meaning provided in Section 8(A).

(X)	“Environmental Condition” means the existence of Regulated Substances in or on the soil, surface water, groundwater at, on or under the Assets, or migrating from the Assets to a contiguous property or properties to the extent the levels of any such Regulated Substances exceed naturally occurring background levels in such areas.

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(Y)	“Environmental Documents” means all of the documents set forth in Exhibit I.

(Z)	“Environmental Law” or “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States, the State of Texas, and local and county areas concerning the environment, preservation or reclamation of natural resources, natural resource damages, human health and safety, prevention or control of spills or pollution, or to the management (including, without limitation, generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal, or other handling), Release or threatened Release of Regulated Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Authorization Act of 1994 (49 U.S.C. §5101 et seq.), the Solid Waste Disposal Act (42 U.S.C. §6901 et seq.) (including the Resource Conservation and Recovery Act of 1976, as amended), the Clean Water Act (33 U.S.C. §1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §300(f) et seq.), the Emergency Planning and Right-To-Know Act of 1986 (42 U.S.C. §11101 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), the Lead-Based Paint Exposure Reduction Act (15 U.S.C. §2681 et seq.), and the National Environmental Policy Act of 1969 (42 U.S.C. §4321 et seq.), and all State of Texas, county and local laws of a similar nature to federal law, and the rules and regulations promulgated thereunder, each as amended and, unless otherwise provided in this Agreement, in effect as of the Closing Date.

(AA)	“Environmental Liabilities” means any Damages or Proceedings (whether incurred, existing or first occurring on, before or after the Closing Date) relating to or arising out of ownership or operation of the Assets (whether on, before or after the Closing Date) pursuant to any applicable Environmental Laws as in effect at any time, including without limitation: (i) any Third Party Environmental Claim; (ii) any Governmental Environmental Enforcement Action; or (iii) any Remediation Activities.

(BB)	“Environmental Permits” shall mean those permits, authorizations, approvals, registrations, certificates, Orders, waivers, variances or other approvals and licenses issued by or required to be filed with any Governmental Authority under any applicable Environmental Law that are related to the Assets.

(CC)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(DD)	“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is controlled by, controlling or under common control (within the meaning of Section 414 of the Code or Section 4001(a)(14) or Section 4001(b)(1) of ERISA) with the SELLER.

(EE)	“Excluded Employees” has the meaning provided in Section 8(A).

(FF)	“Excluded Equipment” has the meaning provided in Section 2(A).

(GG)	“Excluded Books and Records” has the meaning provided in Section 2(B).

(HH)	“ExxonMobil/Ancon Policy” shall mean any property and/or liability insurance policies issued to SELLER, Exxon Mobil Corporation or any of their divisions or Affiliates,

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including without limitation, any property and/or liability coverage policies issued to SELLER, Exxon Mobil Corporation or any of their divisions or Affiliates by Ancon Insurance Company, Inc. (“Ancon”), a Vermont corporation, (which is Exxon Mobil Corporation’s wholly-owned captive insurer), or its predecessor companies or by a locally admitted insurer which are reinsured by Ancon.

(II)	“Facilities” has the meaning provided in Section 1(A)(xi).

(JJ)	“FMV” has the meaning provided in Section 44(A)(ii).

(KK)	“Final Repair Plans” has the meaning provided in Section 43

(LL)	“Governmental Authority” or “Governmental Authorities” means any federal, state or local governmental authority, administrative agency, regulatory body, board, commission, judicial body or other body having jurisdiction over the matter.

(MM)	“Governmental Environmental Enforcement Action” means any order, settlement agreement, consent decree, directive, notice of violation, notice of enforcement, letter of notice, notice of noncompliance, corrective action, or similar type of legal requirement or instrument that is issued by, entered into with, or otherwise required by a Governmental Authority with respect to an actual or alleged noncompliance under applicable Environmental Laws.

(NN)	“Hired Employees” has the meaning provided in Section 8(A).

(OO)	“Identified Defects” means such defects or conditions identified by the Pipeline Integrity Assessments requiring repair in accordance with prudent petroleum pipeline industry practices and applicable Law.

(PP)	“Intended Hired Employees” has the meaning provided in Section 8(A).

(QQ)	“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(RR)	“Knowledge means the knowledge of individuals currently employed by Seller or Buyer, as applicable, in supervisory positions at any time during the two year period immediately preceding the Closing Date who, in the normal scope of their employment would have knowledge of the matter.

(SS)	“Laws” has the meaning provided in Section 1(F)

(TT)	“MPLCO” means Mobil Pipe Line Company or Seller, a party to this Agreement.

(UU)	“Magtex System” has the meaning provided in Section 1(A).

(VV)	“Memorandum of Option” has the meaning provided in Section 44(B).

(WW)	“MPLCO Information” has the meaning provided in Section 11.

(XX)	“Off-Site” means those areas contiguous to the Real Property to be conveyed under this Agreement and not considered On-Site.

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(YY) “Off-Site Disposal Activities” means any off-site transportation, storage, disposal, or treatment, or any arrangement for off-site transportation, storage, disposal, or treatment of any Regulated Substance; provided however, that the term “Off-Site Disposal Activities” shall not include the Off-Site portion of an Environmental Condition that has migrated from the Assets.

(ZZ) “Off-Site Remediation Activities” means any Remediation Activities with respect to the Assets that relate to Off-Site Disposal Activities.

(AAA)	“On-Site” means the Real Property to be conveyed under this Agreement.

(BBB)	“Operational Assessment” has the same meaning as provided in Section 6 of this Agreement.

(CCC)	“Option Exercise Notice” has the meaning provided in Section 44(A).

(DDD)	“Option Period” has the meaning provided in Section 44(A).

(EEE)	“Order” means any judgment, order, settlement agreement, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter and still in effect as of the Closing Date.

(FFF)	“Parcel A” means that parcel labeled Parcel A on Exhibit AA.

(GGG)	“Parcel B” means that parcel labeled Parcel B on Exhibit AA.

(HHH)	“Party” means SELLER (also “MPLCO”) or Buyer, individually.

(III)	“Parties” mean SELLER (also “MPLCO”) and Buyer, collectively.

(JJJ)	“Permit” means any license, permit, concession, franchise, authority, consent or approval granted by any Governmental Authority, excluding Environmental Permits.

(KKK)	“Permitted Exceptions” means (i) liens for taxes, assessments and government or other similar charges that are not yet due and payable; (ii) covenants, conditions, restrictions, easements, encroachments or encumbrances of record that do not materially interfere with the present occupancy of the Real Property or BUYER’S anticipated use of such Real Property; and (iii) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Real Property and not violated by the present occupancy of the Real Property.

(LLL)	“Permitted Title Exceptions” has the meaning provided for in Section 4(F).

(MMM)	“Pipeline Integrity Assessments” means the inspections of the Facilities, including in-line inspections, conducted for the purpose of assessing the integrity and general operating condition of the Facilities.

(NNN)	“Proceedings” means any actions, causes of action, written demands, written claims, suits, investigations, arbitration, administrative or judicial proceeding, and any appeals.

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(OOO)	“Property Taxes” has the meaning provided in Section 18.

(PPP)	“Real Property” means the real property being conveyed under this Agreement as described further in Section 1(B) and Exhibit A-2.

(QQQ)	“Records” has the meaning provided in Section 1(F).

(RRR)	“Regulated Substance” means any (a) chemical, substance, material, or waste that is designated, classified, or regulated as “industrial waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic substance,” or words of similar import, under any applicable Environmental Law; (b) petroleum, petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, and components, fractions, derivatives, or by-products thereof; (c) asbestos or asbestos-containing material (regardless of whether in a friable or non-friable condition), or polychlorinated biphenyls; and (d) substance that, whether by its nature or its use, is subject to regulation under any applicable Environmental Law in effect at that time or for which a Governmental Authority requires Remediation Activities with respect to the Assets.

(SSS)	“Release” shall have the meaning specified in CERCLA; provided, however, that, to the extent the Environmental Laws in effect at any time after the Closing Date establish a meaning for “Release” that is broader than that specified in CERCLA, such broader meaning shall apply to any “Release” occurring after Closing.

(TTT)	“Release Agreement” has the meaning provided in Section 7(G).

(UUU)	“Remediation Activities” means any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, bioremediation, response, cleanup or abatement of an Environmental Condition to standards required by applicable Environmental Laws in effect at such time or as required by an appropriate Governmental Authority for property used for continued usage as the Assets are currently being used. It is expressly understood, however, that taking no action other than monitoring and sampling may constitute Remediation Activities if, after investigation, taking no action other than monitoring and sampling is determined to be consistent with or allowed under applicable Environmental Laws in effect at that time. If taking no action other than monitoring and sampling is not consistent with or allowed under applicable Environmental Laws in effect at that time, the alternative to taking no action other than monitoring and sampling, such as (i) a risk-based closure that may or may not require institutional controls including, without limitation, structure and land use restrictions, well restrictions, declarations of environmental restriction or other forms of deed notice regarding the presence of contamination, and establishment of groundwater classification exception areas, or (ii) the installation of engineering controls to contain or stabilize Regulated Substances including, without limitation, caps, covers, dikes, trenches, leachate collection systems, signs, fences and access controls may constitute Remediation Activities, provided that any such alternative is consistent with or otherwise allowed under applicable Environmental Laws in effect at the time of performance.

(VVV)	“Required Repairs” means the repair of each Identified Defect in accordance with prudent petroleum pipeline industry practices and applicable Law for the operation of the Facilities in accordance with SELLER’s current practices, including current operating pressures.

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(WWW)	“Required Repair Costs” means the cost to make all Required Repairs to the standards prescribed by applicable Law and in accordance with prudent petroleum pipeline industry practices. Such costs (i) shall include excavation, technical analysis (on-site and/or laboratory) expense, purging costs (if required) and material costs and (ii) shall be as mutually agreed by the Parties or, absent such mutual agreement, as determined by a qualified engineering firm selected by BUYER and reasonably satisfactory to SELLER. The fees and costs of any such engineering firm shall be borne equally by SELLER and BUYER.

(XXX)	“Retained Environmental Liability” has the meaning provided in Section 7(C) of this Agreement.

(YYY)	“Schedules” means the schedules attached to this Agreement and referenced herein.

(ZZZ)	“Seller Benefit Plan” means any employee benefit plan, program, policy, agreement or other arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by SELLER or any ERISA Affiliate for the benefit of any current or former Employees.

(AAAA)	“Seller Indemnitor” has the meaning provided in Section 15(A).

(BBBB)	“Subdividing” has the meaning provided in Section 44(A)(iii).

(CCCC)	“Survey” has the meaning provided in Section 10(C).

(DDDD)	“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other contract.

(EEEE)	“Third Party” means any individual or legal business entity other than: (i) a Party; (ii) a Party’s Affiliates; (iii) a Party’s Authorized Representatives; (iv) employees, officers, directors, agents and representatives and all successors of a Party and its Affiliates; and, (v) a Party’s permitted assigns.

(FFFF)

 “Third Party Environmental Claim” means a Proceeding by any Third Party alleging Damages relating to or arising out of exposure to, or Off-Site migration of, a Regulated Substance (including, without limitation, Damages for Proceedings arising under applicable Environmental Laws in connection with Damages for Remediation Activities undertaken by a Third Party at its property). Notwithstanding anything to the contrary in this Agreement, to the extent that Remediation Activities are required by Governmental Entities as a result of a Third Party Environmental Claim, such

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Remediation Activities shall be governed by the provisions under this Agreement dealing with Remediation Activities; provided that in no event shall a Third Party Environmental Claim include any Claim resulting from, or based on, a Retained Environmental Liability.

(GGGG)	“Title Commitment” has the meaning provided in Section 10(B).

(HHHH)	“Title Company” means Stewart Title Guaranty Company.

(IIII)	“Title Cure Period” has the meaning provided in Section 10(D).

(JJJJ)	“Title Objections” has the meaning provided in Section 10(D).

(KKKK)	“Title Policies” has the meaning provided in Section 16(B)(vii).

Capitalized terms defined in this Agreement shall be equally applicable to both the singular and plural forms of such defined terms. As used in this Agreement, (i) “include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, (ii) unless otherwise specified, “hereof”, “herein”, “hereunder” and comparable terms refer to this entire Agreement and not to any particular article, section or other subdivisions, and (iii) pronouns of whatever gender, shall include all natural persons, corporations, limited liability companies, partnerships, associations and other entities of every kind and character unless the context otherwise requires.

1.	Sale and Purchase. Subject to the terms and conditions of this Agreement, SELLER agrees to sell and BUYER agrees to buy all of SELLER’s right, title and interest in the following (collectively, the “Assets”):

(A)	The MPLCO Magtex Refined Products Pipeline System originating in and around Beaumont in Jefferson County, Texas and terminating at various points throughout Houston, Texas and other east Texas locations, collectively described as the “Magtex System” and more specifically described as follows:

(i)	The Beaumont to Hebert mainline segment (“Beaumont Line”) consisting of approximately 12 miles of 10/12/14-inch diameter pipe extending from ExxonMobil’s Beaumont Refinery in Jefferson County, Texas to MPLCO’s Hebert Station in Jefferson County, Texas, including approximately 1 mile of 8-inch diameter pipe extending laterally into TEPPCo’s facility in Jefferson County; and

(ii)	The Port Arthur to Hebert mainline segment (“Port Arthur Line”) consisting of approximately 10.5 miles of 12-inch diameter pipe extending from a point near the Motiva Refinery in Jefferson County, Texas to MPLCO’s Hebert Station; and

(iii)	The Hebert to Center/Waskom mainline segment (“East Texas Line”) consisting of approximately 179 miles of 8-inch diameter pipe extending from Hebert Station in Jefferson County, Texas to Center, Texas in Shelby County and extending to Waskom, Texas in Harrison County; and

(iv)	The Hebert to Houston mainline segment (“Houston Line”) consisting of approximately 98 miles of 8/6-inch diameter pipe extending from Hebert Station

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in Jefferson County, Texas to points in Houston, Texas near the Petroleum Wholesalers, Inc terminal and extending to Motiva Enterprises LLC terminal, both located in Harris County; and

(v)	The Hebert to Hearne mainline segment (“Hearne Line”) consisting of approximately 178 miles of 12-inch diameter pipe extending from Hebert Station in Jefferson County, Texas to terminals near Hearne, Texas in Robertson County; and

(vi)	The Aldine to Hull No. 4 Crude segment (“No. 4 Line”) consisting of approximately 48 miles of idle 8-inch diameter pipe extending from Aldine Station in Harris County, Texas to Hull Station in Liberty County, Texas; and

(vii)	The MPLCO Hebert Pipeline Station and storage tanks (“Hebert Station”) and Hebert Truck Terminal (“Hebert Terminal”) consisting of approximately 68.5 acres of land, and the truck rack located thereon ( “Hebert Truck Rack”) in the William Sigler Survey A-48, Jefferson County, Texas; and

(viii)	The Aldine parcel, which shall include the MPLCO Aldine Warehouse consisting of approximately 2.75 acres which constitutes all of the real property included in lots 257 and 264 and lots 217 and 224 inclusive to the Aldine Townsite, according to the plat of said townsite recorded in record of maps and plats, Volume 2, page 27, Harris County, Texas, all being located in the Christopher Walter Survey, Abstract No. 849, along with the twenty seven and one-half (27.5) acre parcel depicted as the eastern most parcel on Exhibit AA and labeled “Part of Sale” (collectively, the “Aldine Parcel”); and

(ix)	The known MPLCO idle line segments as described on Exhibit A-1 and any other unknown idle line segments owned by MPLCO and located adjacent or parallel to the existing operating pipelines described in this Section 1(A); and

(x)	The MPLCO microwave towers located in Hardin County and Harris County, Texas as listed in Exhibit A-1; and

(xi)	All of the Assets as listed in this Section 1(A) and as more particularly described in Exhibit A-1 and attached hereto and made a part hereof, together with attached pumps, motors, valves, fittings, pipe, spare parts inventory, and all related facilities (the “Facilities”), and SELLER covenants and agrees to assign at the Closing to BUYER the Beaumont Pump Station Easement and the Beaumont Pump Station Access Agreement.

(B) (i)	Subject to the Permitted Title Exceptions, all of MPLCO’s real property related to the Assets and owned by it in fee, listed in Exhibit A-2 (the “Real Property”), other than the Hebert Station, and the Aldine Parcel, which shall be conveyed to BUYER by one or more Deeds Without Warranty in the form of Exhibit P of this Agreement. Commencing with the Closing, BUYER shall lease back to MPLCO the real property described in, and subject to the terms of, the Ground Lease, substantially in the form of Exhibit V hereto.

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(ii)	Subject to the Permitted Title Exceptions, the Hebert Station and Aldine Parcel properties, which shall be conveyed to BUYER by one or more Special Warranty Deeds in the form of Exhibit O of this Agreement.

(C)	To the extent assignable, the easements, right of way agreements, and, those land-use and water crossing licenses, permits, governmental authorizations, and other real property entitlements relating to the Facilities, listed in Exhibit B hereto (collectively, the “Easements”). At Closing, where SELLER is not retaining an Easement or rights thereunder, SELLER shall execute, and fully assign to BUYER, one or more of the Assignments in the form of Exhibit G-1; and where SELLER is retaining an Easement or rights thereunder, SELLER shall execute, and partially assign to BUYER, one or more of the Assignments in the form of Exhibit G-2.

(D)	The Environmental Permits and all other Permits to be assigned and assumed pursuant to the terms of an assignment and assumption agreement in the form of Exhibit N (the “Assignment and Assumption Agreement”).

(E)	All of SELLER’s right-of-way and Department of Transportation records, files and other data, pertaining to the Easements and the Facilities, subject to SELLER’s right to retain such records, files and other data (i) deemed necessary or required in SELLER’s reasonable judgment to be in compliance with applicable regulations, provided, that, BUYER shall be entitled to copies of such retained records, files and other data to be provided at SELLER’s expense or (ii) which pertain to SELLER facilities not included in the Assets.

(F)	The historical books and records relating to the Facilities (the “Records”), including, but not limited to, all non-proprietary records, cathodic protection records, pipeline repair records, electrical drawings, pipeline drawings, mechanical drawings, operating manuals and maps used by SELLER in its operation of the Facilities and to maintain compliance with any other law, regulation, Order or other legal requirement of any Governmental Authority (the “Laws”), excluding any confidential files relating to employees, and also including any such documents that are stored or maintained in electronic storage format, such as computer disks or tapes. If any required Records are not delivered, then SELLER at its expense will provide such Records as are required to comply with such applicable Laws.

(G)	All programmable logic controllers, human machine interface (HMI) computers and displays located at pump stations, surveillance sites, or control buildings included with the Assets, flow computers, electronic control equipment, TANO spare cards and copies of programs for all computerized control equipment associated with each of the Facilities. EMPCo SCADA hub computers and their respective licensed or proprietary software are not part of the Assets.

2.	Exclusions.

(A)	Except as specifically provided in Exhibit A-1, the Assets do not include any vehicles, boats, tools, computers, warehouse stock, equipment or materials temporarily located on the property where any of the Assets are located unless the same are intended for use in connection with the Assets or any inventory, equipment, materials, pipelines, fixtures or interests owned by any person or entity other than SELLER (the “Excluded Equipment”).

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(B)	The Assets specifically do not include the books and records relating to the Facilities and which are set forth in Exhibit A-3 (the “Excluded Books and Records”).

(C)	This Agreement does not license or authorize BUYER to use or display the “Mobil” name or any trademark owned by SELLER, Exxon Mobil Corporation, or any of their Affiliates and BUYER shall, at its expense, remove (or, with respect to pipeline markers, cover) all signs and markings at or on the Assets which indicate that they were ever owned or operated by SELLER, Exxon Mobil Corporation or any of their Affiliates and return any removed signs to SELLER. BUYER shall remove (or, with respect to pipeline markers, cover) all signs and markings located at or on the Assets within ninety (90) days after Closing (as defined in Section 16).

(D)	The Assets do not include any interest in any insurance or bonds maintained by or on behalf of SELLER or Exxon Mobil Corporation, or any of their divisions or Affiliates. No claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, shall be made by BUYER, its successors or assigns, against or with respect to any insurance policy covering the assets or operations of SELLER, any other ExxonMobil entity insurance policy or ExxonMobil/Ancon Policy regardless of their date of issuance. Accordingly, BUYER, individually and on behalf of its successors and assigns, does hereby disclaim any right or interest under any insurance policy covering the assets or operations of SELLER, any other ExxonMobil entity insurance policies or such ExxonMobil/Ancon Policies generally and specifically with regard to the Assets or any claims associated with the Assets.

(E)	Any insurance coverage under any insurance policies that relate to the Assets, or any part of the Assets, and any rights under such insurance policies, whether such policies benefit Seller, or any Affiliate of Seller, or any other person or entity, and whether such insurance policies are underwritten by one or more of Seller’s Affiliates, or an unaffiliated Third Party. Any and all such policies that, but for the Closing, would have insured the Assets, or any part of the Assets, are deemed to be terminated, commuted and cancelled as of the moment of Closing.

3.	Purchase Price and Additional Payments.

A.	Amount. The total monetary consideration (the “Purchase Price”) to be paid by Buyer to SELLER for the Assets shall be (i) ONE HUNDRED SEVENTY-FIVE MILLION AND NO/100 U.S. Dollars ($ 175,000,000).

As evidence of good faith, BUYER, upon execution of this Agreement, shall deposit (i) the amount of $ EIGHT MILLION, SEVEN HUNDRED AND FIFTY THOUSAND AND NO/100 ($ 8,750,000) (the “Earnest Money”) with the Title Company, to be held by the Title Company in an interest-bearing account for payment to Seller at Closing or otherwise for application as provided in this Agreement, and (ii) the amount of FIVE HUNDRED AND NO/100 DOLLARS ($500) (the “Independent Consideration”) with Seller. The Independent Consideration shall be in addition to and independent of any other consideration provided under this Agreement, shall be non-refundable and shall be retained by SELLER under all circumstances. The Parties acknowledge the sufficiency of the Independent Consideration to support this Agreement. The Earnest Money, exclusive of any interest (which SELLER shall retain for its own account), will be applied to the Purchase Price at Closing. Except as specifically provided otherwise in this Agreement, the Earnest Money shall be non-refundable.

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B.	Payment of Purchase Price. At Closing, BUYER shall pay to SELLER the Purchase Price, less the (i) Earnest Money, (ii) the Independent Consideration, (iii) the Aldine Consideration, and (iv) Seller’s allocated share of property taxes under Section 18 of this Agreement, in U. S. currency in immediately available funds via bank wire-transfer to a bank account designated by SELLER in writing to BUYER not less than three (3) business days prior to the Closing Date.

C.	Allocation of Purchase Price. The Purchase Price shall be allocated for tax accounting purposes in accordance with Schedule 3(C) attached hereto. BUYER and SELLER agree that they will not take (and will not permit any Affiliate to take), for income tax purposes, any position inconsistent with the allocation on Schedule 3(C).

4.	SELLER’s Representations and Warranties.

SELLER hereby represents and warrants the following:

(A)	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER WILL SELL THE ASSETS TO BUYER ON AN AS-IS, WHERE-IS AND WITH ALL FAULTS BASIS. SELLER MAKES NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES (OTHER THAN AS EXPRESSLY CONTAINED HEREIN) WITH RESPECT TO THE ASSETS. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED (OTHER THAN AS EXPRESSLY CONTAINED HEREIN), AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE ASSETS AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK. BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE “DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT” AS WELL AS THE PROVISIONS OF ANY SIMILAR LAW OF ANY OTHER STATE HAVING JURISDICTION OVER ANY PARTY HERETO OR THE ASSETS).

(B)	SELLER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the state of Texas.

(C)	SELLER has the corporate power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by SELLER under it, and to carry out its obligations under this Agreement.

(D)	(i) The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by SELLER, and the consummation of the transactions contemplated by the Parties under this Agreement have been duly authorized and approved by all requisite corporate action of MPLCO, (ii) no other corporate act or proceeding on the part of SELLER or its Affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement and (iii) this Agreement is a legal, valid, binding and enforceable obligation of SELLER, except as may be limited by bankruptcy or other laws of such general application affecting creditors’ rights generally.

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(E)	Except as specified in Schedule 4(E), no consent, approval, or notices of or to any other person (“Consent”) is required with respect to SELLER or any of its Affiliates in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby other than (i) those for which any adverse consequence arising out of the failure to obtain such Consent or to make such filing are immaterial, individually and in the aggregate, to the Assets, (ii) those required for the transfer of the Easements, if any, and (iii) filings made under the Hart- Scott- Rodino Antitrust Improvements Act of 1976, as amended.

(F)	Except for the Easements and the fee properties being transferred hereunder by Deeds Without Warranty, and except as specified in Schedule 4(F), Seller has, and on the Closing Date will have, good and valid title to the Assets, free and clear of all liens of any kind. SELLER has not leased or otherwise granted to any person the right to use or occupy the Assets or any portion thereof; and there are no outstanding options, rights of first offer or refusal to purchase the Assets or any portion thereof or interest therein or any other preferential purchase rights held by any person or entity to purchase or acquire any interest in the Assets. At Closing, SELLER will convey the Assets to BUYER free and clear of all mortgages, liens (including federal, state and local tax liens), claims, judgments, assessments, charges, pledges, security interests and other encumbrances, subject to the following items (collectively, the “Permitted Title Exceptions”):

(i)	Permitted Exceptions; and

(ii)	any materialman’s and/or mechanic’s lien.

(G)	Except as set forth in Schedule 4(G), there is no suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation, pending or, to SELLER’s Knowledge, threatened against or related to the Assets, and (ii) to SELLER’s Knowledge, there are no facts or events which can give rise to a claim against SELLER related to the Assets. Except as set forth in Schedule 4(G), there is no Order in effect relating specifically to the Assets. There is no condemnation or eminent domain proceeding pending or, to SELLER’s Knowledge, threatened against the Assets by publication or other writing.

(H)	SELLER has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which BUYER shall have any responsibility or liability. SELLER agrees to pay and to indemnify fully, hold harmless and defend BUYER and its Affiliates from and against, and pay, any claims by any person alleging a right to a broker’s or finder’s fee based upon any actions of SELLER or its Affiliates in connection with these transactions.

(I)	Exhibit I identifies all information of which Seller has Knowledge related to, affecting or concerning the Environmental Condition or status of the Assets and that such information could reasonably be expected to form the basis of an Environmental Liability Claim.

(J)

Exhibit J lists all material Environmental Permits in effect (and all pending applications therefor) with respect to the Assets on the date of this Agreement. Except as disclosed on Exhibit 4(J), neither Seller nor its Affiliates has received any notice of any violation,

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claim or default relating to the Environmental Permits. All such permits are final, valid and in full force and effect and the permit holder is in compliance in all material respects therewith.

(K)	Except as listed on Schedule 4(K), there is no collective bargaining relationship or agreement with any labor organization representing any Employees.

(L)	For all Taxes that are due and payable on or before the Closing Date, SELLER has paid, or prior to the Closing Date will pay, all Taxes assessed against, arising from or related to the Assets for all taxable years or taxable periods prior to the Closing Date (including portions of taxable years or periods with respect to which Taxes are due and payable on or before the Closing Date). Seller may incur and will be responsible for Taxes that are assessed at the time of the audit for any taxable years prior to the Closing Date.

(M)	With respect to the ownership of the Assets, SELLER is not in violation of any Law, except for violations that would not reasonably be expected to have a material adverse effect. No investigation or review by any Governmental Authority relating to the conduct of the business of Seller or the ownership of the Assets is pending or, to Seller’s Knowledge, threatened. Except as set forth in Schedule 4(M), as of the Closing Date, Seller has not received written notice of any violation of any Law related to the Assets, nor is Seller in default with respect to any Order applicable to any of the Assets, other than violations and defaults the consequences of which would not reasonably be expected to have a material adverse effect.

(N)	Set forth (i) on Exhibit X is a listing of each Pipeline Integrity Assessment scheduled to be conducted in respect of the Facilities prior to the Closing Date, and (ii) on Exhibit U is a listing of the Final Repair Plans identifying those Identified Defects, resulting from the Pipeline Integrity Assessment(s), the repairs of which have not been completed by SELLER prior to the Closing Date.

5.	BUYER’s Representations and Warranties.

Buyer hereby represents and warrants the following:

(A)	BUYER IS ACQUIRING THE ASSETS FOR ITS OWN BENEFIT AND ACCOUNT AND NOT WITH THE INTENT OF DISTRIBUTING FRACTIONAL UNDIVIDED INTERESTS THEREOF SUCH AS WOULD BE SUBJECT TO REGULATION BY FEDERAL OR STATE SECURITIES LAWS.

(B)	BY REASON OF BUYER’S KNOWLEDGE AND EXPERIENCE IN THE EVALUATION, ACQUISITION, AND OPERATION OF SIMILAR PROPERTIES, BUYER HAS EVALUATED THE MERITS AND RISKS OF PURCHASING THE ASSETS AND HAS FORMED AN OPINION BASED UPON BUYER’S KNOWLEDGE AND EXPERIENCE AND NOT UPON ANY REPRESENTATIONS OR WARRANTIES (OTHER THAN AS EXPRESSLY CONTAINED HEREIN) BY SELLER WITH RESPECT TO THE ASSETS OR AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, AND ANY RELIANCE ON OR USE OF THE SAME HAS BEEN AND WILL BE AT BUYER’S SOLE RISK.

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(C)	BUYER HAS MADE ALL INVESTIGATION NECESSARY IN ITS JUDGMENT TO PURCHASE THE ASSETS, INCLUDING, BUT NOT LIMITED TO, INVESTIGATION OF ENVIRONMENTAL AND PHYSICAL CONDITIONS OF THE PREMISES.

(D)	BUYER is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.

(E)	BUYER has the partnership power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by BUYER pursuant hereto, and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by BUYER and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite partnership action of BUYER and no other partnership act or proceeding on the part of BUYER or its Affiliates or partners is necessary to authorize the execution, delivery or performance of this Agreement and this Agreement is a legal, valid, binding and enforceable obligation of BUYER, except as may be limited by bankruptcy or other laws of such general application affecting creditors’ rights generally.

(F)	No Consent or filing is required with respect to BUYER or any of its Affiliates in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, other than (i) those for which any adverse consequence arising out of the failure to obtain such Consent are immaterial, individually and in the aggregate, to the sale and purchase of the Assets, and (ii) filings made under the Hart- Scott- Rodino Antitrust Improvements Act of 1976, as amended.

(G)	The execution and delivery of this Agreement and the consummation of the transactions provided for hereby does not violate any other agreement, contract, or instrument to which BUYER is subject or is a party.

(H)	No action, suit, proceeding, order or Claim is pending or to BUYER’s Knowledge threatened against BUYER seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

(I)	BUYER has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which SELLER shall have any responsibility or liability. BUYER agrees to pay and to indemnify fully, hold harmless and defend SELLER and its Affiliates from and against, and pay, any claims by any person alleging a right to a broker’s or finder’s fee based upon any actions of BUYER or its Affiliates in connection with these transactions.

6.

Operational Review Period. BUYER acknowledges that prior to signing this Agreement, BUYER was given the opportunity and waived such opportunity to conduct, or BUYER conducted or had conducted on its behalf, at its own risk and expense and to BUYER’s satisfaction, an assessment of the Assets consisting of (a) Easements, permits, licenses or other matters related to title of the Assets; (b) operational files, including available historical files regarding, maintenance, and regulatory required inspections, if any, for the Assets; and (c) financial data associated specifically with the Assets. Except as set forth in this Agreement, BUYER acknowledges that SELLER makes no representations or warranties, express or implied,

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with regard to the accuracy or completeness of any files or other records reviewed. The activities covered by this paragraph are collectively called the “Operational Assessment”. Notwithstanding the foregoing, the preceding provisions of this Section 6 shall not preclude any additional assessment as BUYER shall determine to be necessary in preparation for its taking ownership of the Assets.

7.	Environmental Review Period.

A.	Environmental Assessment. BUYER acknowledges that prior to signing this Agreement, BUYER was given the opportunity and waived such opportunity to conduct, or BUYER conducted or had conducted on its behalf, at its own risk and expense and to BUYER’s satisfaction, an environmental assessment of the Assets consisting of (i) a non-intrusive surface inspection of the Assets, and (ii) an inspection of Seller’s available historical files for information, if any, covering any environmental issues, including but not limited to, spills or disposal of crude oil, petroleum, petroleum products or hazardous substances, underground injection or solid waste disposal on the Real Property. In the event that BUYER determines that additional assessments or inspections in addition to (i) above are necessary, BUYER shall submit an inspection plan to Seller which details the locations, methods and other information pertaining to the desired inspection for Seller’s approval. Such approval shall not be unreasonably withheld. BUYER acknowledges that except as expressly set forth in this Agreement, Seller makes no representations or warranties, express or implied, with regard to the accuracy or completeness of any files or other records reviewed. The activities covered by this paragraph are collectively called the “Environmental Assessment”.

B.	Baseline Condition. In order to establish the Environmental Condition of the Assets, Seller, BUYER and its Authorized Representatives have reviewed or acknowledged the existence of the Environmental Documents, which include the results of all tests conducted by BUYER and its Authorized Representatives under Section 7(A), if any, and have agreed that Exhibit I includes or references all material information, known to exist by either Party, related to, affecting or concerning the Environmental Condition or status of the Assets as of the Closing Date and that such information shall constitute the Baseline Condition of the Assets (the “Baseline Condition”). Seller shall not be responsible for any Environmental Condition whether or not identified as part of the Baseline Condition.

C.	SELLER’s Retained Environmental Liabilities. SELLER shall retain and be solely responsible only for Environmental Liabilities in connection with Off-Site Disposal Activities performed by Seller prior to the Closing Date (“Retained Environmental Liability”).

D.

BUYER’s Assumed Environmental Liabilities. Except for SELLER’s Retained Environmental Liability, from and after the Closing Date, BUYER shall assume and be solely responsible for all Environmental Liabilities of SELLER relating to or arising out of SELLER’S ownership or operation of the Assets, whether existing or asserted before, on or after the Closing Date, whether known or unknown, whether based on past, present or future conditions or events, including but not limited to undertaking such Remediation Activities of the Environmental Conditions as may be required by applicable laws, regulations, or governmental orders (such Environmental Liabilities, other than the Retained Environmental Liability the “Assumed Environmental Liabilities”). In no event, absent the express written consent of SELLER, shall BUYER’s obligations under

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this Section 7 terminate upon the lease, sale, or other transfer of the Assets or any portion of the Assets regardless of any assumption of such obligations by a subsequent lessee, purchaser, or other transferee.

E.	Seller’s Environmental Indemnity. For purposes of this Section 7(E), where BUYER is the indemnified party, the term “BUYER” shall include BUYER and its Affiliates and the directors, officers and employees, and all successors and assigns of the foregoing. From and after the Closing Date, SELLER agrees to indemnify, hold harmless and defend BUYER from and against any Damages and Proceedings asserted against or incurred by BUYER relating to or arising out of Retained Environmental Liabilities. SELLER’s obligations under this Section 7(E) with respect to Retained Environmental Liabilities shall not be limited by and shall survive beyond the Closing Date.

F.	BUYER’s Environmental Indemnity. For purposes of this Section 7(F), where Seller is the indemnified party, the term “Seller” shall include Seller and its Affiliates and the directors, officers and employees, and all successors and assigns of the foregoing. From and after the Closing Date, BUYER shall indemnify, hold harmless and defend Seller from and against any Damages and Proceedings asserted against or incurred by Seller relating to the Assumed Environmental Liabilities, including but not limited to, those resulting from:

(i)	Any Release of any Regulated Substance related to operations of the Assets occurring prior to, on or after the Closing Date;

(ii)	Any residual Environmental Condition remaining at the Assets or any areas Off-Site on or after the Closing Date;

(iii)	Any Third Party Environmental Claim made by a Third Party on or after the Closing Date related to or arising out of ownership or operation of the Facilities occurring before, on or after the Closing Date;

(iv)	Any Governmental Environmental Enforcement Action that is taken against Buyer or Seller for events or conditions occurring before, on or after the Closing Date;

(v)	Any Off-Site Disposal Activities resulting from the ownership or operation of the Assets on or after the Closing Date;

(vi)	Any On-Site or Off-Site Remediation Activities resulting from the ownership or operation of the Assets occurring before, on or after the Closing Date;

(vii)	Exacerbation of any Environmental Condition (whether resulting in On-Site or Off-Site impacts) by BUYER or its Authorized Representatives (which for purposes of this Section 7(F) shall include its tenants, customers, invitees, licensees, or any users of the Assets (except Seller); and

(viii)	Failure to comply with any Environmental Permit, including transferred or assigned Environmental Permits identified on Exhibit J by BUYER or its Authorized Representatives.

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Buyer’s indemnity obligations under this Section 7(F) will be set forth in the deed(s) conveying the Real Property, will be a covenant running with the land, and will bind the successors, heirs and assigns of Buyer.

G.	Buyer’s Release of Seller for Environmental Liabilities. BUYER, in consideration of the negotiated amount of the Purchase Price, hereby unconditionally, completely and forever releases and discharges Seller, its Affiliates, and employees, officers, directors, agents and representatives and all successors and assigns of the foregoing, from all Environmental Liabilities except Seller’s Retained Environmental Liability, including but not limited to the following:

(i)	Any Governmental Environmental Enforcement Action taken against BUYER and attributable to any failure by Seller to own or operate the Assets prior to the Closing Date in compliance with applicable Environmental Laws;

(ii)	Any Third Party Environmental Claim with respect to the Assets resulting from any Release occurring prior to the Closing Date and caused by Seller’s ownership or operation of the Assets; and

(iii)	Any obligation by Seller to perform or ensure the performance of any Remediation Activities.

On the Closing Date, Buyer shall execute and deliver to Seller a release agreement in the form of Exhibit M (the “Release Agreement”). Buyer’s obligations to conduct, and to assume responsibility for, Remediation Activities will be set forth in the deed conveying the Real Property, will be a covenant running with the land, and will bind the successors, heirs and assigns of Buyer.”

H.	Seller’s Access to the Assets. Upon request by Seller in connection with any written request or demand from any Governmental Authority, BUYER shall, at no cost to Seller, permit Seller, its Affiliates, and its Authorized Representatives reasonable access to the Assets for the purpose, and to the extent reasonably required to permit Seller to respond to such Governmental Authority request or demand. Seller, its Affiliates or Authorized Representatives shall provide forty-eight (48) hours written notice to BUYER for any routine access by Seller or its Affiliates or Authorized Representatives. Seller will provide thirty (30) days written notice to BUYER for any access that may reasonably be expected to result in a material impact to BUYER’s operations. Seller will make reasonable efforts to minimize impacts on BUYER’s operations. Such access shall be subject to such conditions or procedures relating to the health and safety as BUYER may reasonably impose. BUYER’s obligations under this Section 7(H) will be set forth in any Special Warranty Deed or other instrument of conveyance, conveying any Real Property to be conveyed under this agreement and will under this Section 7 be a covenant running with the land and will bind the successors and assigns of BUYER. Upon written request by Seller, in connection with any request to Seller from any Governmental Authority, BUYER shall provide Seller at Seller’s cost copies of all reports, correspondence, notices and communications in BUYER’s possession or control sent or received from Governmental Authorities regarding the Environmental Condition of the Assets or any remediation and/or investigation at the Assets related to the Baseline Condition or other copies of all reports, correspondence, notices and communications in BUYER’s possession or control sent to or received from third parties concerning conditions that would obligate Seller, financially or otherwise.

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I.	Environmental Issues.

(i)	BUYER acknowledges that there may have been spills of wastes, crude oil, petroleum products, produced water, or other materials in the past at or on the Assets or in connection with their operation, and tank bottoms or other wastes may have been placed at, on or under the Assets. In addition, the Assets may contain asbestos in piping coating, undisplaced crude oil, coats of lead-based paints, PCB’s in transformers, mercury in electrical switches, Naturally Occurring Radioactive Material (NORM), and other materials, substances and contaminants. Except to the extent it may constitute SELLER’s Retained Environmental Liabilities, BUYER assumes all liability for or in connection with the assessment, remediation, removal, transportation, and disposal of any such materials and associated activities in accordance with all relevant rules, regulations, and requirements of governmental agencies.

(ii)	As part of the consideration for the sale of the Assets, BUYER for itself, its successors and permitted assigns, covenants and agrees that no part of the Real Property may be used for any of the following specifically listed facilities or uses, or any similar facility or use: residential, child care, nursery school, preschool, or any other educational facility, place of worship, playground, hotel, motel, inn, bed and breakfast or rooming house, nursing home, rehabilitation center, hospital or community center and that the installation of any water wells for drinking or irrigation purposes along with the construction of basements is prohibited, provided, however, that none of the restrictions contained herein shall in any way limit or restrict BUYER’S right to maintain, repair and replace all water wells in use at the Real Property immediately prior to the date of Closing; that these covenants and agreements shall survive the Closing; that these covenants and agreements are to run with the Real Property; that these restrictive measures will be inserted in the Special Warranty Deed to be delivered at the Closing and that similar restrictive covenants shall be inserted in any deed, lease or other instrument conveying or demising the Real Property or any part thereof. Furthermore, BUYER for itself, its successors and permitted assigns agrees to execute any documents required by any Governmental Authority having jurisdiction over the Assets that are consistent with the above use restrictions.

(iii)	If Closing does not occur within the time required by this Agreement, or upon earlier termination of this Agreement, upon Seller’s request, BUYER shall promptly deliver to Seller all originals and copies (whether written or electronic) that are in BUYER’s or its Authorized Representatives’ possession of the information, reports, or materials including specifically those concerning the environmental or other condition of the Assets together with all information, reports, or material furnished to BUYER by Seller, and BUYER shall promptly cause third parties to deliver to Seller such materials that are in their possession.

(iv)

BUYER and Seller shall cooperate with each other in all reasonable respects as to the transfer or assignment of the Environmental Permits or Orders that can be transferred or assigned under applicable Environmental Laws and the making of any filings or notifications or obtaining any authorizations required under applicable Environmental Laws in connection with the transfer of the Assets to BUYER. Seller shall, if applicable, assist BUYER in the transfer or assignment of any Environmental Permits or Orders. BUYER, however, shall be solely

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responsible for all subsequent communications and filings needed to follow through and complete the timely transfer or assignment of such Environmental Permits or Orders. With respect to any Environmental Permits or Orders issued under applicable Environmental Laws prior to the Closing Date that are transferred to BUYER, Seller, within thirty (30) calendar days after the Closing Date shall submit a letter to each applicable Governmental Authority acknowledging that BUYER is assuming the obligations of Seller under such Permit or Order, such letter to be in the form of Exhibit Z.

(v)	As between BUYER and Seller, BUYER shall be responsible for all filing costs and administrative expenses associated with such transfer or assignment of any Environmental Permits or Orders pursuant to this Agreement and for all costs and expenses relating to or arising out of any change in terms or conditions of such Environmental Permits or Orders resulting from any transfer, assignment or re-issuance of such Environmental Permits or Orders to BUYER, except for any such costs and expenses related to or arising out of Seller’s non-compliance with such Environmental Permits or Orders. With respect to those Environmental Permits or Orders that cannot be transferred or assigned under applicable Environmental Laws, will use reasonable efforts at BUYER’s cost and expense to obtain new permits or orders.

8.	Employment.

(A)

Schedule 8(A) contains a list of all of the SELLER’s eligible employees who are actively involved in the operation of the Assets or the Terminals (as such term is defined in the Terminals Sale and Purchase Agreement, dated as of the date hereof, between ExxonMobil Oil Corporation and Sunoco Partners Marketing & Terminals L.P.) prior to the Closing Date (the “Employees”). As soon as reasonably practicable after the Effective Date, and in any event within fifteen (15) days following execution of this Agreement by both Parties, SELLER shall provide BUYER and its Affiliates the opportunity to meet with and interview all of the Employees. Within thirty (30) calendar days following the Effective Date, BUYER shall provide SELLER with a list of Employees to whom BUYER or one of its Affiliates intends to offer employment as of the Closing Date (the “Intended Hired Employees”). Employees not included on the list of Intended Hired Employees, and employees on the list of Intended Hired Employees who do not become employees of BUYER or one of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement shall be referred to herein as “Excluded Employees”. During the period from the Effective Date to the Closing Date, SELLER shall take no action to interfere with or discourage the ongoing employment of any Intended Hired Employees, will comply with the terms of any applicable employment contracts in existence on the Effective Date, and will undertake commercially reasonable efforts, consistent with past practices, to maintain good relationships with the Intended Hired Employees; provided, however, SELLER may terminate any Employee (a) for Cause upon notice to BUYER or (b) with BUYER’s prior written consent, which shall not be unreasonably withheld or delayed. On the Closing Date, or as soon thereafter as reasonably practicable, BUYER shall provide notice to SELLER of any Intended Hired Employees who do not accept BUYER’s or one of its Affiliate’s offer of employment. On the Closing Date, SELLER shall terminate all of the Intended Hired Employees and BUYER shall hire all of the Intended Hired Employees who accept BUYER’s or one of its Affiliate’s offer of employment (the “Hired Employees”). SELLER shall retain all liability for any liability, claim or obligation

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relating to or arising out of the employment by SELLER, or termination of employment by SELLER, of SELLER’s employees. BUYER shall have exclusive liability for any liability, claim or obligation relating to or arising out of the employment of any Hired Employees by BUYER or one of its Affiliates, or BUYER’s termination of the employment of any Hired Employee.

(B)	Neither BUYER nor any of its Affiliates shall be under any obligation to offer employment to any of the Employees; provided, however, BUYER shall comply with applicable federal, state and local laws prohibiting discrimination in hiring, and shall be liable for the failure to comply with such laws. Neither BUYER nor any of its Affiliates shall be under any obligation to accept, assume or adopt any existing collective bargaining agreement, provisions, letters of understanding, amendments, letters, notices, memorandum of agreement or other similar documents relating to any Employee of SELLER.

(C)	SELLER shall be responsible for any severance benefit payments with respect to the termination of employment of the Excluded Employees, and BUYER shall be under no obligation to provide severance pay or any other termination benefit with respect to the termination by SELLER of any Employees.

(D)	Neither BUYER nor any of its Affiliates shall assume or be deemed to have assumed any Seller Benefit Plans nor shall any of them have any obligations under, or assume any liabilities with respect to, any Seller Benefit Plans. Without limiting the scope of the preceding sentence, SELLER shall retain all responsibility and liabilities for all severance and employment obligations for the Employees (regardless of whether they become Hired Employees) for the period prior to the Closing and associated with the termination of any Employee’s employment from SELLER.

(E)	Effective as of the Closing Date, and subject to the consummation of the Closing, each Hired Employee shall receive credit for service with the Seller for purposes of Buyer’s vacation policies, but for no other purpose. Subject to Section 8(D) hereof, each Hired Employee and his or her eligible dependents shall be eligible for coverage under employee benefit plans, programs, practices or arrangements as determined and provided for in the sole discretion of BUYER. Claims by any Hired Employee for workers’ compensation benefits from claims arising out of occurrences prior to the Closing Date, whether such claims were made prior to, on or after the Closing Date, shall be the responsibility of SELLER. Claims by any Hired Employee for workers’ compensation benefits arising out of occurrences on or after the Closing Date shall be the responsibility of BUYER. Claims by a Hired Employee for all employment related issues arising out of occurrences prior to the Closing Date, whether such claims were made prior to, on or after the Closing Date, shall be the responsibility of SELLER. Claims by a Hired Employee for all employment related issues arising out of occurrences on or after the Closing Date shall be the responsibility of BUYER. Nothing in this Agreement shall be deemed or construed to (i) give rise to any rights, claims, benefits or causes of action by any Excluded Employee or (ii) prevent, restrict or limit BUYER following the Closing from terminating the employment of any Hired Employee, modifying the terms of employment of any Hired Employee or modifying, terminating or replacing any of its employee related matters as it may deem appropriate, subject to applicable law.

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(F)	The parties agree to furnish each other with such information concerning employees, and to take such other action as is necessary and appropriate to effect the transactions contemplated by this Section 8.

(G)	Prior to Closing, SELLER will not create any new Seller Benefit Plan, enter into any collective bargaining or labor agreement on behalf of Employees or permit the transfer, promotion or increase in compensation of any Employee outside of the ordinary course of business.

(H)	Each of SELLER and BUYER hereby covenants and agrees that, unless this Agreement is terminated, for a period of one year after the Closing Date, it will not, whether for its own account or for the account of any other person, solicit for hire or employment any person who is an employee of the other party with respect to the Assets except with the written permission of such person’s employer or as otherwise specifically contemplated by this Agreement; provided, however, that this Section 8(H) shall not apply to (i) contact initiated by an employee or (ii) any solicitation (or any hiring as a result of any solicitation) that consists of advertising in a newspaper or periodical of general circulation or through the Internet.

9.	Right of Entry. BUYER agrees that the provisions of this Section 9 shall apply to any and all access to the Assets or other SELLER property in connection with this Agreement, whether such access occurred before or will occur after the execution of this Agreement. SELLER will, to the extent it has the legal right to do so, provide BUYER and any Authorized Representative of BUYER with reasonable access to the Assets to conduct the Environmental Assessment and Operational Assessment. BUYER and/or its contractor shall comply with prudent safety and industrial hygiene procedures, including without limitation, the Safety Requirements set forth in Exhibit C attached hereto, and shall review such procedures with SELLER prior to commencement of the Environmental Assessment and Operational Assessment. BUYER, its employees, agents and/or contractors shall comply with the Drug and Alcohol Prohibitions and Requirements set forth in Exhibit D attached hereto, while present on the Assets or other SELLER property.

BUYER shall submit schedules to SELLER which show when BUYER plans to enter the Assets or other SELLER property. BUYER shall ensure that the schedules provide sufficient detail to allow SELLER to determine in advance the approximate number of employees, contractors, subcontractors and equipment that BUYER will have on the sites where the Assets are located at any time. BUYER also shall provide the schedules to SELLER sufficiently in advance of the date or dates of entry to enable SELLER to arrange to have an inspector(s) present at the site(s).

BUYER shall not enter the real property on which the Assets are located without the presence of an MPLCO employee or MPLCO contractor. It is understood that there are risks associated with entry onto the Assets, and BUYER assumes responsibility for the safety of personnel and property of both BUYER and BUYER’s contractors. BUYER agrees to inspect the Assets for safety purposes prior to such entry and to exercise precautions and conduct its actions in a way that will, in so far as reasonably possible, assure the safety of persons and property.

10.	Title.

A.

Review of Title. Prior to the Closing Date, BUYER will have conducted a review of the Easements, including permits and licenses, made available by Seller to determine whether Seller has valid rights to the Easements and whether any consents or approvals

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are required for assignment of the Easements and/or Permits. If consents or approvals are required for assignment of any Easement, Seller shall, prior to, and if necessary, immediately following Closing, use commercially reasonable efforts to obtain such consents and/or approvals, provided that (i) Seller shall not be required to incur any expense beyond Seller’s usual overhead administrative expense, (ii) Seller shall make no compensation to the grantor for the assignment or transfer of any Easements and or Permits, (iii) BUYER shall cooperate in obtaining any such consents and or approvals, and (iv) BUYER shall execute any reasonable documentation requested by the Party(ies) whose consent or approval may be required, and (v) BUYER accepts the assignment documents in the form attached hereto as Exhibits G-1 and G-2.

If SELLER cannot obtain consents after ninety (90) days following Closing, SELLER shall retain the applicable Easements until the earlier of (i) the date on which BUYER has exercised its right of eminent domain and obtained such Easements or (ii) the date which is three hundred sixty five (365) days following the expiration of such ninety (90) day period. SELLER shall have no other responsibility to obtain consent and BUYER shall endeavor to obtain such assignments or transfers of easements. SELLER shall execute any reasonable documentation requested by the parties whose consent or approval may be required.

B.	Title Insurance. BUYER shall promptly place an order to procure a commitment for an ALTA Owner’s Title Insurance Policy 2006 Form (or other form of policy available in the jurisdiction and acceptable to BUYER) for the Hebert Station and Aldine Parcel properties from the Title Company, together with a copy of all documents referenced therein (the “Title Commitment”). Any abstracting, title certification, and charges for title examination will be at BUYER’s expense. BUYER shall cause the Title Company to deliver to BUYER, with a copy to SELLER, a title commitment setting forth the status of title to the Hebert Station and Aldine Parcel properties on or before the thirtieth (30th) day following the Effective Date.

C.	Survey. BUYER shall promptly cause to be prepared, at its expense, current land title surveys of the Hebert Station and Aldine Parcel properties, prepared by a licensed surveyor satisfactory to BUYER and conforming to 2005 Minimum Detail Requirements for ALTA/ACSM Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(l), 7(c), 8, 9, 10, 11(b), 13, 14, 15, 16, 17, 18 and 19 and such other standards as the Title Company and BUYER require as a condition to the removal of any survey exceptions from the Title Commitments, and certified by BUYER and the Title Company (the “Survey”). Upon completion of the Survey, BUYER shall deliver promptly three (3) prints thereof to SELLER and at least one (1) print to the Title Company. The Survey will (i) show the location of all streets, roads, railroads, creeks or other water courses, fences, easements, rights-of-way and other encumbrances or encroachments on or adjacent to the property, including all of the title matters shown on the Title Commitment and (ii) set forth a certified legal description of the properties. SELLER agrees to furnish the surveyor with copies of all existing deeds.

D.

Title Objections. Within fifteen (15) days after receiving the later of the Title Commitment or the Survey, BUYER shall notify SELLER if the Title Commitment or Survey reveals any liens, encumbrances, claims or exceptions that, in BUYER’S reasonable judgment, are unacceptable (“Title Objections”). If SELLER is unable or unwilling to cure any Title Objections, SELLER will provide written notice thereof to BUYER within fifteen (15) days following receipt of notice of Title Objections from

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BUYER and BUYER shall have the right, at its option, by written notice to SELLER within fifteen (15) days following receipt of SELLER’S written notice, either (i) to terminate this Agreement and obtain a refund of the Earnest Money and all interest thereon, whereafter both Parties shall be relieved and discharged of any rights, liabilities or obligations hereunder, or (ii) to waive such defect and proceed to Closing. BUYER’S failure to exercise the right to terminate within the said fifteen (15) day period shall constitute a waiver of BUYER’S right to terminate with respect to such title matters. However, if SELLER elects to cure the Title Objections (although SELLER will have no such obligation to do so), SELLER shall provide BUYER with notice of its intention to cure same within the fifteen (15) days aforesaid and SELLER shall have an opportunity, at its expense, to remove such Title Objections within sixty (60) days following receipt of written notice from BUYER identifying the Title Objections (the “Title Cure Period”). In no event shall SELLER have any obligation to commence litigation or to incur costs in excess of One Thousand Dollars ($1,000.00) to cure or remove any Title Objections. If SELLER is unable to cure any Title Objections within the Title Cure Period that, in the reasonable opinion of the Title Company or BUYER, must be cured in order to deliver good and marketable title, BUYER may, as its sole and exclusive remedy, and upon written notice to SELLER within fifteen (15) days after expiration of the Title Cure Period, terminate this Agreement, in which event the Earnest Money shall be fully refunded to BUYER.

11.	Confidentiality. SELLER and BUYER are parties to a Confidentiality Agreement dated August 9, 2006, a copy of which is attached hereto as Exhibit E. The Parties hereby agree that the terms of the Confidentiality Agreement shall be deemed to cover not only the “Evaluative Information” described in that agreement, but also any other information obtained by Buyer from SELLER in connection with or as part of the Assets including, without limitation, the provisions of this Agreement (collectively “MPLCO Information”). In accordance with the provisions of the Confidentiality Agreement, BUYER shall maintain in confidence and not disclose to third parties or its employees who are not involved in evaluating this asset acquisition any MPLCO Information obtained in the review of title or any other information obtained from SELLER.

12.	Records. BUYER shall not destroy or otherwise dispose of any records, files and other data acquired hereunder for a period of three (3) years following Closing (except as to tax records, for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to SELLER. During such periods, BUYER shall, at SELLER’s reasonable expense, make such records, files and other data available to SELLER or its authorized representatives to the extent reasonably required in connection with any Proceeding or Claim in a manner which does not have a material adverse effect on or the unreasonably interfere with BUYER’s business operations. Additionally, SELLER shall have the right to retain copies of any records, files or other data transferred to BUYER hereunder.

13.	Option to Terminate.

(A)	Except as hereinafter provided, BUYER shall have the option of terminating this Agreement by providing written notice to SELLER in the event BUYER determines prior to Closing that the Assets are subject to any (i) Material Defect (as defined below) in the Facilities or (ii) Material Defect in the title to any of the Assets. To be effective, any such notice shall specifically identify and describe the basis for such termination, and shall include reasonable evidence thereof. Minor deviations in the location of a pipeline relative to a defined right of way in an Easement shall not be deemed to constitute a title defect for purposes of this Agreement.

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For purposes of this Section, 13, a “Material Defect” shall mean either a condition or series of conditions which, when taken together, will significantly impair the operating functions or safety of the Facilities or a defect or such defects in title which (a) would cost in excess of ONE MILLION AND NO/100 DOLLARS ($1,000,000) cash to cure or remedy, and (b) was not disclosed to or to the Knowledge of BUYER prior to BUYER’s execution of this Agreement. To be included in the calculation of the cumulative amount of Material Defects an applicable individual Material Defect must exceed ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00).

Notwithstanding the delivery of such a notice of termination by BUYER to SELLER, this Agreement shall not be terminated if within thirty (30) days after SELLER’s receipt of such notice (1) SELLER remedies or agrees to remedy, to a degree which is mutually agreed upon in writing prior to Closing, such Material Defect or (2) SELLER and BUYER mutually agree in writing on an adjustment to the Purchase Price.

(B)	In addition to the rights under Section 13(A), this Agreement may be terminated at any time prior to the Closing:

(i)	by the mutual consent of SELLER and BUYER; or

(ii)	if the Closing has not occurred by the close of business on September 30, 2008, then by SELLER if any condition specified in Section 16(A) has not been satisfied on or before such close of business, and shall not theretofore have been waived by SELLER, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by SELLER to fulfill any undertaking or commitment provided for herein on the part of SELLER that is required to be fulfilled on or prior to Closing; or

(iii)	if the Closing has not occurred by the close of business on September 30, 2008, then by BUYER if any condition specified in Section 16(B) has not been satisfied or waived on or before such close of business, and shall not theretofore have been waived by BUYER, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by BUYER to fulfill any undertaking or commitment provided for herein on the part of BUYER that is required to be fulfilled on or prior to Closing.

If the Agreement is terminated pursuant to Section 13(A), 13(B)(i) or 13(B)(ii), or Section 13(B)(iii) so long as the failure of any condition specified therein is not the fault of BUYER, the Earnest Money shall be returned to BUYER.

14.	Indemnification and Release. In addition to BUYER’s release or indemnity in any other Section of this Agreement or in any other agreement executed pursuant to or in connection with this Agreement, BUYER agrees, except with respect to any Assumed Environmental Liabilities which are addressed in Section 7, as follows:

(A)

BUYER, its successors and assigns (hereinafter in this Section 14 individually and collectively, “BUYER Indemnitor”) agrees to release, indemnify, defend, and hold harmless SELLER, Exxon Mobil Corporation and its Affiliates, and their respective officers, directors, employees, contractors, representatives, successors, and assigns (hereinafter in this Section 14 individually and collectively, “SELLER Indemnitee”) from all Claims arising from or related to the ownership, operation, use, repair, removal,

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separation or control of the Assets at any time after the Closing (and BUYER Indemnitor expressly disclaims any liability in respect of any such Claim related to any time prior to the Closing) including, without limitation, performance of BUYER Indemnitor’s obligations under Sections 5, 6, 7, 9, 11, and 22 of this Agreement, but excluding any such Claim based on any event or circumstance for which SELLER Indemnitor would have liability pursuant to Section 15(A) or Section 15(B) without regard to the proviso to such Section or any applicable statute of limitations or other time limitation; provided, however, that no Seller Indemnitee shall be entitled to indemnity pursuant to this Section 14 for any breach of any covenant, obligation, condition or agreement of which SELLER had Knowledge at the Closing; provided, that no Seller Indemnitee shall be entitled to indemnity pursuant to this Section 14 for any breach of any covenant, obligation, condition or agreement of which SELLER had Knowledge at the Closing.

(B)	IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE RELEASES AND INDEMNITIES IN THIS SECTION 14 SHALL APPLY TO CLAIMS THAT MAY ARISE IN WHOLE OR IN PART FROM THE NEGLIGENCE, OR STRICT LIABILITY OF SELLER’S INDEMNITEE, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, OR SOLE. THE PARTIES HERETO ALSO ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.

(C)	If any provision or provisions of this Section 14, or any portions thereof, should be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Section 14 not held to be invalid or unenforceable.

(D)	BUYER Indemnitor shall select (subject to SELLER Indemnitee’s reasonable approval) the attorneys to defend any matter subject to indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the SELLER Indemnitee’s behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim. Nothing in this Section 14(D) shall be construed as prohibiting SELLER Indemnitee from participating in the defense (which may include hiring its own counsel) in any matter subject to indemnification, as long as SELLER Indemnitee does so at its own expense, unless and to the extent that BUYER Indemnitor or an Affiliate is also subject to such claim and SELLER Indemnitee has determined in good faith that BUYER Indemnitor has a conflict of interest vis-à-vis SELLER Indemnitee and/or SELLER Indemnitee has defenses available to it that are not available to BUYER Indemnitor, in which case BUYER Indemnitor shall be responsible for the expense of SELLER Indemnitee’s counsel. The BUYER Indemnitor shall keep SELLER Indemnitee fully and timely informed as to actions taken on such matters. The SELLER Indemnitee shall cooperate fully with BUYER Indemnitor and its counsel and shall provide them reasonable access to SELLER’s employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the matter, BUYER Indemnitor reimbursing SELLER Indemnitee with respect to the reasonable cost of any such access. With respect to any matter for which a Party has an indemnification and/or defense obligation under this Agreement, the Parties shall maintain a joint defense privilege, where applicable, in connection with such matters for the Party’s post-Closing communications and those of their respective Affiliates and Authorized Representatives, which post-Closing communications concern the matters subject to such indemnification and/or defense obligation.

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15.	Indemnification. In addition to SELLER’s indemnity in any other Section of this Agreement or in any other agreement executed pursuant to or in connection with this Agreement, SELLER agrees, except with respect to any Assumed Environmental Liabilities which are addressed in Section 7, as follows:

(A)	SELLER, its successors and assigns (hereinafter in this Section 15 individually and collectively, “SELLER Indemnitor”) agrees to release, indemnify, defend, and hold harmless BUYER and its Affiliates, and their respective officers, directors, partners, employees, contractors, representatives, successors, and permitted assigns (hereinafter in this Section 15 individually and collectively, “BUYER Indemnitee”) from all Claims arising from or related to the inaccuracy of any representation or the breach of any representation or warranty of SELLER set forth in this Agreement; provided, however, that no BUYER Indemnitee shall be entitled to indemnification pursuant to this Section 15 for any breach of a representation or warranty of which BUYER had Knowledge at or prior to the Closing.

(B)	SELLER Indemnitor agrees to release, indemnify, defend, and hold harmless BUYER Indemnitee from all Claims arising from or related to the breach of any covenant, obligation, condition, or agreement of SELLER set forth in this Agreement or from the exercise by SELLER of its rights under Section 7(H); provided however that no BUYER Indemnitee shall be entitled to indemnity pursuant to this Section 15 for any breach of such covenant, obligation, condition or agreement of which BUYER had Knowledge at Closing.

(C)	If any provision or provisions of this Section 15, or any portions thereof, should be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Section 15 not held to be invalid or unenforceable.

(D)

SELLER Indemnitor shall select (subject to the BUYER Indemnitee’s reasonable approval) the attorneys to defend any matter subject to indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the Indemnitee’s behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim. Nothing in this Section 15(D) shall be construed as prohibiting the BUYER Indemnitee from participating in the defense (which may include hiring its own counsel) in any matter subject to indemnification, as long as the BUYER Indemnitee does so at its own expense, unless and to the extent that the SELLER Indemnitor or an Affiliate is also subject to such claim and BUYER Indemnitee has determined in good faith that SELLER Indemnitor has a conflict of interest vis-à-vis BUYER Indemnitee and/or BUYER Indemnitee has defenses available to it that are not available to SELLER Indemnitor, in which case the SELLER Indemnitor shall be responsible for the expense of the BUYER Indemnitee’s counsel. The SELLER Indemnitor shall keep the BUYER Indemnitee fully and timely informed as to actions taken on such matters. The BUYER Indemnitee shall cooperate fully with the SELLER Indemnitor and its counsel and shall provide them reasonable access to the BUYER’s employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the

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matter, the SELLER Indemnitor reimbursing the BUYER Indemnitee with respect to the reasonable cost of any such access. With respect to any matter for which a Party has an indemnification and/or defense obligation under this Agreement, the Parties shall maintain a joint defense privilege, where applicable, in connection with such matters for the Party’s post-Closing communications and those of their respective Affiliates and Authorized Representatives, which post-Closing communications concern the matters subject to such indemnification and/or defense obligation.

(E)	SELLER Indemnitor agrees to release, indemnify, defend, and hold harmless BUYER Indemnitee from all Claims arising from any liabilities arising from or in connection with Section 4(F)(ii) of this Agreement.

(F)	SELLER shall have no indemnification obligation under Section 15(A) unless SELLER has received a claim from BUYER, specifying in reasonable detail the basis for such claim, within one (1) year following the Closing, except, that, in the case of (i) a claim based on the representations and warranties set forth in Section 4(B) and Section 4(C), SELLER shall have received such claim from BUYER at any time and (ii) a claim based on the representations and warranties set forth in Section 4(M), SELLER shall have received such claim from BUYER within ninety (90) days following the termination of the applicable statute of limitations.

16.	Closing. The closing of the sale of Assets under this Agreement (the “Closing”) shall occur no later than September 30, 2008 (the “Closing Date”), at the offices of SELLER at 800 Bell Street, Houston, Texas, unless the parties mutually agree to another location. Time shall be of the essence to this Agreement. The obligations of the Parties shall be subject to the following:

A.	Conditions Precedent to Seller’s Obligations. SELLER’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by SELLER) of each of the following conditions:

(i)	the representations and warranties of BUYER in Section 5 as of the Closing Date shall be true and correct (in the case of any such representation and warranty qualified by materiality) and true and correct in all material respects (in the case of all other representation and warranties);

(ii)	BUYER must have performed and complied with in all material respects all of its covenants required by this Agreement to be performed or complied with on or prior to the Closing;

(iii)	all consents and notifications necessary for the transfer of the Assets to BUYER (except those consents related to the assignment of the Easements, if any), and the assumption by BUYER of the obligations and liabilities to be transferred to and assumed by BUYER, at the Closing shall have been obtained or made (and must be in full force and effect), in each case in form and substance reasonably satisfactory to SELLER, all necessary declarations, filings, and registrations with Governmental Authorities shall have been made by BUYER, and all applicable waiting and other time periods (including extensions thereof, if any) under any applicable legislation or regulation, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of any relevant jurisdiction shall have expired, lapsed, or been terminated;

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(iv)	there must not be issued and in effect any order, decree or ruling restraining, enjoining or prohibiting the transactions contemplated hereby;

(v)	BUYER shall have executed and delivered the documents to which it is a party listed in Section 16(C); and

(vi)	BUYER shall have delivered to SELLER a certificate in form and substance reasonably satisfactory to SELLER to the effect that each of the conditions specified above in this Section 16(A) is satisfied in all respects.

B.	Conditions Precedent to Buyer’s Obligations. BUYER’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by BUYER) of each of the following conditions:

(i)	the representations and warranties of SELLER in Section 4 as of the Closing Date shall be true and correct (in the case of any such representation and warranty qualified by materiality) and true and correct in all material respects (in the case of all other representation and warranties);

(ii)	SELLER must have performed and complied with in all material respects all of its covenants required by this Agreement to be performed or complied with on or prior to the Closing;

(iii)	all consents and notifications necessary for the transfer of the Assets to BUYER (except those consents related to the assignment of the Easements, if any), and the assumption by BUYER of the obligations and liabilities to be transferred and assumed by BUYER, at the Closing shall have been obtained or made (and must be in full force and effect), in each case in form and substance reasonably satisfactory to BUYER, all necessary declarations, filings, and registrations with Governmental Authorities shall have been made by SELLER, and all applicable waiting and other time periods (including extensions thereof, if any) under any applicable legislation or regulation, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of any relevant jurisdiction shall have expired, lapsed, or been terminated;

(iv)	there must not be issued and in effect any order, decree or ruling restraining, enjoining or prohibiting the transactions contemplated hereby;

(v)	SELLER shall have delivered to BUYER a certificate in form and substance reasonably satisfactory to BUYER to the effect that each of the conditions specified above in this Section 16(B) is satisfied in all respects;

(vi)	SELLER shall have executed and delivered the documents to which it is a party listed in Section 16(C);

(vii)

BUYER shall have obtained title insurance policies (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring the BUYER’S fee simple title to the Hebert Station and Aldine Parcel properties and insuring BUYER’S rights to the Aldine Option as of the Closing Date (including all recordable appurtenant easements insured as separate legal parcels) with gap coverage from Seller through the date of

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recording, subject only to Permitted Title Exceptions (the “Title Policies”). Each of the Title Policies shall have the creditor’s rights exception deleted, and shall include an extended coverage endorsement (insuring over the general or standard exceptions), comprehensive endorsement, access endorsement, contiguity endorsement, and all other endorsements reasonably requested by BUYER, in form and substance reasonably satisfactory to BUYER; and

(viii)	BUYER shall have obtained a Title Insurance Policy for the Aldine Option, which Title Insurance Policy shall insure that there are no other options or rights of first refusal to the Aldine Option Parcel and which shall in all other ways be reasonably acceptable to BUYER.

C.	At the Closing, SELLER and/or BUYER, as appropriate shall execute and/or deliver each of the following documents:

(i)	a Special Warranty Deed for the Real Property listed in Exhibit A-2, and described in Section 1(A) paragraphs (vii) and (viii) as Hebert Station and Aldine Parcel respectively and in the form attached hereto as Exhibit O, in recordable form, signed and duly notarized, with the Special Warranty Deed for the Aldine Parcel to be held in escrow by the Title Company on behalf of BUYER in the event that any necessary subdividing or platting has not been completed as of the Closing;

(ii)	a Deed Without Warranty for the Real Property listed in Exhibit A-2, in the form attached hereto as Exhibit P and in recordable form, signed and duly notarized;

(iii)	Intentionally Omitted;

(iv)	a Bill of Sale to Buyer in the form attached hereto as Exhibit F-1 covering the Facilities (other than the Hebert Truck Rack) and a Bill of Sale to Sunoco Partners Marketing & Terminals L.P. in the form attached hereto as Exhibit F-2 covering the Hebert Truck Rack;

(v)	an Assignment in the form attached hereto as Exhibits G-1 and G-2 covering the Easements, in recordable form, signed and duly notarized;

(vi)	a Parent Guaranty in the form attached hereto as Exhibit H;

(vii)	a certificate of non-foreign status provided to BUYER by SELLER in the form attached hereto as Exhibit Y;

(viii)	Incumbency certificates for all signatory officers of BUYER and SELLER;

(ix)	Articles of Incorporation & Bylaws, or other similar organizational documents, of BUYER and SELLER, certified as true and correct by the corporate secretary or officer of similar authority;

(x)	Certified Corporate Resolutions of BUYER and SELLER authorizing all aspects of transactions contemplated under this Agreement;

(xi)	a Closing Statement;

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(xii)	Environmental Baseline Condition of the Assets as mutually agreed to by the parties prior to Closing and attached hereto as Exhibit I;

(xiii)	Environmental Permits;

(xiv)	a Release Agreement in the form of Exhibit M;

(xv)	an Assignment and Assumption Agreement in the form of Exhibit N;

(xvi)	any other documents, instruments, and/or certificates reasonably requested by SELLER or BUYER or otherwise contemplated by this Agreement;

(xvii)	Tariff and Continuing Services Agreement, in the form of Exhibit Q;

(xviii)	Facilities Sharing Agreement in the form of Exhibit R;

(xix)	Facilities Separation Agreement in the form of Exhibit S, with such changes as shall be reasonably acceptable to BUYER and SELLER;

(xx)	Beaumont Pump Station Access Agreement in the form of Exhibit T-1, with such changes as shall be reasonably acceptable to BUYER and SELLER;

(xxi)	Beaumont Pump Station Easement in the form of Exhibit T-2, with such changes as shall be reasonably acceptable to BUYER and SELLER, in recordable form, signed and duly notarized;

(xxii)	Final Repair Plans in the form of Exhibit U;

(xxiii)	Hebert Ground Lease in the form of Exhibit V;

(xxiv)	Memorandum of Option to Purchase in the form of Exhibit BB, in recordable form, signed and duly notarized; and

(xxv)	Easement Agreements, as necessary, pertaining to that property which the Magtex System runs over, but which SELLER will retain title to, in the form of Exhibit CC.

The above listed closing documents shall be executed at Closing and made effective as of 12:01 a.m. on the Closing Date unless SELLER and BUYER mutually agree to the contrary. BUYER shall deliver the balance of the Purchase Price to SELLER’s account by wire transfer of immediately available funds at Closing, without discount or deduction other than as expressly set forth in this Agreement and shown on a closing statement executed by both BUYER and SELLER.

D.	Closing Contingency. Notwithstanding anything to the contrary in this Agreement, the Parties’ respective obligations to close the transactions contemplated by this Agreement are contingent upon the simultaneous closing of the sale and purchase of Exxon Mobil Corporation’s Arcadia, LA terminal under a separate agreement, the simultaneous closing of the sale and purchase of ExxonMobil Oil Corporation’s Center, Hearne (East), Waco and Waskom, TX terminals under a separate agreement, and the simultaneous closing of the sale and purchase of SELLER’s Hearne (West), TX terminal also under a separate agreement.

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17.	Permits. It shall be BUYER’s responsibility to obtain the issuance or transfer of all Permits (except for the issuance, transfer, or assignment of Environmental Permits, which shall be governed by the provisions of Sections 7(I)(iv) and (v)); provided however, that SELLER shall reasonably cooperate with BUYER’s reasonable efforts to obtain the transfer of such permits. Seller will notify the permit issuing agency of the transfer of ownership of the “Assets” after the Closing Date or the termination of registration.

18.	Property Taxes. All ad valorem taxes and special assessments for the current year (“Property Taxes”) applicable to the Assets shall be allocated between SELLER and BUYER as of the Closing Date on the basis of no applicable discount. The allocation shall be based on the number of days that each party owns the Assets during the year of the sale. If the amount of such Property Taxes with respect to any of the Assets for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the Property Taxes with respect to such Assets for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such allocations, with known changes in valuation applied. SELLER’s allocated share of the Property Taxes for the current year shall be credited to BUYER at Closing as a reduction in Purchase Price and BUYER shall assume the responsibility to pay the Property Taxes, unless SELLER has already paid the current year’s Property Taxes, in which case SELLER shall be credited at Closing as an increase in Purchase Price with BUYER’s allocated share of the Property Taxes (the “Closing Credits”). If the actual amount of any Property Taxes varies by more than Twenty Thousand Dollars ($20,000) from estimates used at the Closing to prorate such Property Taxes, then the parties shall re-prorate such Property Taxes within ten (10) days following a request by either party based on the actual amount of the tax bills. After the Closing Date, if BUYER receives a bill for any Property Taxes assessed against the Assets that includes taxes for taxable years or taxable periods on or before the Closing Date (including taxes assessed for portions of taxable years or periods on or before the Closing Date), BUYER shall forward the bill to SELLER for payment. After the Closing Date, if SELLER receives a bill for any Taxes assessed against the Assets that includes Taxes for taxable years or taxable periods after the Closing Date (including Taxes assessed for portions of taxable years or taxable periods after the Closing Date), SELLER shall forward the bill to BUYER for payment.

19.	Other Taxes. As may be required by relevant taxing agencies, SELLER shall collect and BUYER shall pay on the date of Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, other taxes except taxes imposed by reason of capital or income of SELLER and fees. SELLER and BUYER agree that no Texas sales and use taxes will be reported on any of the Assets transferred to BUYER since such Assets fall within the Texas occasional sale exemption. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against SELLER with respect to the transaction covered herein shall be paid by BUYER or, if paid by SELLER, BUYER shall promptly reimburse SELLER therefor. Any documentary stamp tax which may be due shall be paid by BUYER. After the Closing Date, if BUYER receives a bill for any Taxes assessed against the Assets that includes taxes for taxable years or taxable periods on or before the Closing Date (including taxes assessed for portions of taxable years or periods on or before the Closing Date), BUYER shall forward the bill to SELLER for payment. After the Closing Date, if SELLER receives a bill for any Taxes assessed against the Assets that includes Taxes for taxable years or taxable periods after the Closing Date (including Taxes assessed for portions of taxable years or taxable periods after the Closing Date), SELLER shall forward the bill to BUYER for payment.

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20.	Allocation of Carrier Obligations and Proceeds. The Facilities may contain petroleum product which is held for the account of shipper(s). It is understood that title to the contents of the Facilities will remain with the shipper(s) and that BUYER assumes the obligation to deliver such contents in accordance with SELLER’s existing arrangements with the shipper(s), whether under a published tariff or a private transportation or storage agreement. Further, to the extent that petroleum products have been offered for shipment in the Facilities under a published tariff or pursuant to rights under a private transportation agreement, but not yet delivered to SELLER, BUYER shall receive those products for transportation in the normal course of business. Tariff charges for transportation during the month of sale shall be allocated between SELLER and BUYER on the basis of the number of days that each party owns the Facilities during the month of sale, provided that payments of such charges shall be allocated and divided between SELLER and BUYER only after receipt thereof, unless received prior to the date of Closing. On the day immediately preceding the Closing, the amount of petroleum products in the Facilities shall be determined by SELLER and BUYER in accordance with the procedures set forth in the form of Exhibit W hereto.

21.	Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed by registered mail, postage prepaid, as follows:

If to BUYER, addressed to:

Sunoco Pipeline L.P.

Attention: Vice President & General Counsel

1735 Market Street

Suite LL – 29th Floor

Philadelphia, PA 19103

Fax: (215) 246-8113

If to SELLER, addressed to:

Mobil Pipe Line Company

Attention: Business Development Manager

P.O. Box 2220

Houston, Texas 77252-2220

or to such other place as either Party may designate as to itself by written notice to the other. All notices will be deemed given on the date of receipt at the appropriate address.

22.	Default. If BUYER defaults on or prior to Closing in a material way on BUYER’s obligations, including but not limited to BUYER’s absence at the designated time and place for Closing, SELLER, as its sole and exclusive remedy hereunder, shall be entitled to retain the Earnest Money as liquidated damages. Further, SELLER shall be free immediately to sell the Assets to any third party without any restriction under or by reason of this Agreement. If SELLER defaults on or prior to Closing in a material way on SELLER’s obligations, including but not limited to SELLER’s absence at the designated time and place for Closing, BUYER, as its sole and exclusive remedy hereunder, may terminate this Agreement and receive a refund of the Earnest Money.

Upon termination of this Agreement in accordance with its terms, the Parties shall have no further rights, duties or obligations under this Agreement except with respect to any provisions of this Agreement that are designated to survive such termination.

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23.	Governing Law and Venue. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws provisions which if applied might require the application of the laws of another jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the courts of the State of Texas and the United States District Court located in Harris County Texas. Furthermore, each Party hereby waives any right or basis it may have to object to or claim a venue other than Harris County Texas.

24.	Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for any assignment of this Agreement to effectuate a like kind exchange in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), this Agreement may not be assigned, in whole or in part, without the prior written consent of the other Party hereto, and any such assignment that is made without such consent shall be void and of no force and effect.

25.	Entire Agreement; Amendments. This Agreement, including the attached Exhibits, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. Exhibits A-1 through CC and the enumerated Schedules, as more specifically described herein or in the attached “Schedule and Exhibits”, are incorporated herein for all purposes. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the Party to be charged with such amendment or waiver.

26.	Publicity. All notices to third parties and other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between BUYER and SELLER; provided, however, no such notices or other publicity shall disclose the Purchase Price, except as required by law or applicable stock exchange rules. No party shall act unilaterally in this regard without the prior written approval of the other, unless required by Law or applicable stock exchange rules.

27.	Survival. The following provisions of this Agreement shall not survive the Closing: Section 1, 3(A), 3(B) and 16. Such provisions will be merged with and will be superseded by the documents executed at Closing. Notwithstanding the fact that the other provisions of this Agreement are not expressly included in the conveyance documents, all other provisions of this Agreement shall survive Closing and shall not be deemed merged therewith.

28.	No Third Party Beneficiary. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or a successor or assign of a party hereto.

29.	Joint Efforts. This Agreement was prepared with each of the Parties having access to their own legal counsel. Accordingly, the Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation or drafting.

30.	Headings. The division of this Agreement into articles, sections, and subsections and the insertion of headings and table of contents, if any, are for convenience only and shall not be used in or affect the construction or interpretation of this Agreement.

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31.	Updates to Schedules. SELLER will update the Schedules hereto between the signing of this Agreement and Closing in order to make these representations true as stated at Closing; provided, however, that for the purpose of determining whether SELLER’s obligation pursuant to Section 16(B) has been satisfied, no such update by SELLER to the Schedules subsequent to the signing of this Agreement shall be considered to have been made unless expressly accepted by BUYER, which acceptance or rejection shall not be unreasonably delayed.

32.	Severability. If any term or provision or portions thereof is deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Agreement. Furthermore, it is the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid and enforceable while preserving the original intent of the affected term or provision or if that is not possible, by substituting therefor another provision that is valid and enforceable and achieves the same objective.

33.	Further Assurances and Documents. Each Party shall promptly take such further actions, including the execution of further documents, as shall be reasonably required in order to carry out the intent and purposes of this Agreement or to protect the rights and remedies hereby created or intended to be created in favor of one or both Parties including, without limitation, assisting in obtaining any consents that may be required for the transfer of any Assets. SELLER shall use its good faith efforts, and shall cause its agents and employees to use their good faith efforts, in effecting the transition of the operations of the Facilities to BUYER, including, but not limited to, assisting in the transfer of permits related to the operation of Facilities to BUYER. In connection with the foregoing, SELLER shall provide BUYER and its Affiliates with reasonable access to the agents and employees of SELLER who have significant responsibility for the Assets for the purpose of ensuring a smooth transition.

34.	Tax-deferred Exchange. Notwithstanding the general prohibition against an assignment of all or any portion of this Agreement contained in Section 24 of this Agreement, BUYER hereby agrees that SELLER may elect to structure the transaction contemplated herein as a tax-deferred exchange in accordance with Section 1031 of the Code provided that SELLER shall give the BUYER notice of not less than ten (10) days prior to the Closing, and provided further that notwithstanding any such assignment, SELLER shall remain liable for each of its obligations under this Agreement and under each instrument and agreement required to be delivered by SELLER hereunder at the Closing to the same extent as though no such assignment had occurred. In the event that SELLER elects to effect a tax-deferred exchange, BUYER further agrees to reasonably assist and accommodate SELLER by (1) consenting and agreeing to the assignment from SELLER to a qualified intermediary of all of SELLER’s right, title and interest in and to this Agreement; and (2) agreeing to accept title to the Assets in the form of a cash sale direct from SELLER, and (3) agreeing to pay the full purchase price, adjusted for any Closing Credits due to BUYER hereunder, for the Property at the closing of the sale contemplated herein direct to the qualified intermediary. BUYER shall incur no additional costs, delays, expenses, or liabilities in this transaction as a result of or in connection with said tax-deferred exchange and all of the foregoing shall be the sole responsibility of Seller.

35.	Parent Guaranty or Insurance. BUYER shall obtain an executed Parent Guaranty from its parent organization in the form of Exhibit H and shall deliver such guaranty to SELLER as provided in Section 16(C).

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36.	Limitations of Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE OR RESPONSIBLE TO ANOTHER PARTY HERETO OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS OR REVENUES (COLLECTIVELY REFERRED TO AS SPECIAL DAMAGES) INCURRED BY SUCH PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY, provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of individuals or entities that are not Parties to this Agreement.

37.	Tariff Rates and Continuation of Services. The Parties and/or their Affiliates have agreed on certain matters concerning the pipeline tariff rates to be charged on the Beaumont Line, Port Arthur Line, Houston Line, Hearne Line, and East Texas line following Closing and on certain matters concerning the continuation of transportation services. The agreements are specifically described in the Tariff and Continuing Services Agreement in the Form of Exhibit Q.

38.	Condition of Assets. SELLER has maintained and operated the Assets in the ordinary course of its business. Until Closing, SELLER will continue to operate and maintain the Assets in accordance with its historic practices including the conduct of any scheduled Pipeline Integrity Assessments as listed on Exhibit X.

39.	Interim Operations. Prior to Closing the Parties and/or their Affiliates will have agreed on the interim operations of the assets and training of personnel as specifically described in the Interim Monitoring and Operations Control Center Agreement in the form set forth on Exhibit L.

40.	Transition. In order to permit the efficient and orderly transition of the operation of the Magtex Systems, SELLER shall assist BUYER, for a period of ninety (90) days, and on such terms as are customarily provided in connection with transactions of the type contemplated by this Agreement, and otherwise as the parties shall agree.

41.	Facilities Separation. BUYER and SELLER shall agree to perform or arrange for the performance of certain tasks necessary to separate and/or segregate certain retained MPLCO facilities from the Facilities purchased by the BUYER as more fully described in the Facilities Separation Agreement, in form of Exhibit S attached hereto. Segregation of the existing MPLCO SCADA control will occur at the field controlling equipment and BUYER shall provide their separate and independent communication link to their controlling location.

42.	Information Technology and SCADA. Except as set forth below, any information technology, services, programs, systems, or software that are fully integrated into SELLER’s existing systems, including proprietary and third party licensed software, and MPLCO’s Supervisory Control and Data Acquisition (“SCADA”) hardware and software, are not included in this transaction. Where it is determined that third party software is necessary for the continued maintenance and operation of the assets following the Closing, or until the interim operating period is completed, the software can be transferred to BUYER only as permitted under the existing licensing agreement with Seller. SCADA configuration information shall be provided by SELLER to BUYER in the form of documentation, reports, screen prints or data base files for the following:

(A)	Data base configuration information for all data base points including, discrete inputs and outputs, analog inputs and outputs, meters, and tanks for all facilities being operated from the SCADA system.

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(B)	Screen prints of the displays currently in use to operate the assets.

(C)	Configuration information on protocols used and scan tables to bring SCADA data into the host system from the remote PLC sites.

(D)	Copies of drawings for the communication and network hardware at each facility that is connected to the SCADA system.

43.	Required Repairs. Prior to Closing, SELLER will provide BUYER with specific pipeline repair plans for integrity repairs not completed by MPLCO prior to Closing as more fully described in the final HCA repair plans for each segment (the “Final Repair Plans”) attached hereto in the form of Exhibit U. BUYER assumes all responsibility, at BUYER’S sole expense, for the completion of the integrity repairs on the Assets as may be required for regulatory compliance.

44.	Aldine Option to Purchase.

A.	Aldine Option. Upon the consummation of the Closing, SELLER shall grant to BUYER an irrevocable option (the “Aldine Option”) to purchase Parcel A independently, or purchase Parcel A together with any or all of Parcel B, which such parcels are depicted on Exhibit AA. The Aldine Option shall survive for a period that begins on the Closing and runs for one hundred and twenty (120) days thereafter (the “Option Period”). As consideration for the Aldine Option, BUYER has made the representations and warranties and shall perform the conditions and obligations contained in this Agreement, and BUYER shall pay to SELLER, at Closing, One Hundred Dollars and NO/100 ($100.00) (the “Aldine Consideration”). The Parties acknowledge the sufficiency of the Aldine Consideration to support the Aldine Option. BUYER may, in its sole and absolute discretion, elect to exercise the Aldine Option by delivering notice (“Option Exercise Notice”) to SELLER. If BUYER delivers the Option Exercise Notice to SELLER within the Option Period, then SELLER shall convey to BUYER fee simple title, subject only to Permitted Exceptions, to that portion of the Aldine Option Parcel specified in the Option Exercise Notice within sixty (60) days after receipt of the Option Exercise Notice (the “Aldine Option Closing”). If the Option Exercise Notice is not delivered within the Option Period, this Aldine Option shall be terminated and of no further force and effect.

(i)	Parcel B. If BUYER elects to exercise the Aldine Option on Parcel A and less than all of Parcel B, then BUYER shall specify which portion of the Parcel B BUYER has elected to purchase in the Option Exercise Notice; provided, however, that the Parties agree that the portion of Parcel B which BUYER exercises the Aldine Option on shall run the depth of the property, from the north border to the south border of the Parcel B with a reasonably consistent width from border to border.

(ii)

Aldine Option Price. The purchase price for the Aldine Option Parcel shall be the fair market value of such parcel at the time the Option Exercise Notice is delivered to SELLER (the “FMV”). The FMV shall be determined by the mutual agreement of the Parties. If the Parties can not agree as to the FMV, the FMV

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shall be the average of two (2) appraisals performed by one (1) appraiser chosen by BUYER and one (1) appraiser chosen by SELLER. Each of the appraisers shall be licensed within the State of Texas and shall have a minimum of fifteen (15) years of appraisal experience, and shall be otherwise qualified for the matters set forth herein. BUYER and SELLER shall each bear the respective costs of the appraiser they select.

(iii)	Aldine Option Closing. Upon receipt by SELLER of the Option Exercise Notice, the Parties shall determine what state, county and municipal laws or ordinances apply to subdividing or platting (“Subdividing”) the Aldine Option Parcel into a separate legal parcel. BUYER and SELLER shall share the costs of any such Subdividing equally. BUYER shall order a Title Commitment and Survey for the Aldine Option Parcel pursuant to Section 10, and all terms of Section 10 shall apply to the acquisition of the Aldine Option Parcel. At the Aldine Option Closing, SELLER shall deliver to BUYER a Special Warranty Deed in substantially the same form as Exhibit O, and BUYER shall deliver to SELLER the FMV, as adjusted for prorations as consistent with Section 18.

B.	Memorandum of Aldine Option. The Parties agree to execute and record at Closing a Memorandum of the Aldine Option in substantially the form of Exhibit BB (the “Memorandum of Option”).

C.	Aldine Option Closing Condition. It shall be a condition to Closing that BUYER obtain a Title Insurance Policy for the Aldine Option, which Title Insurance Policy shall insure that there are no other options or rights of first refusal to the Aldine Option Parcel and which shall in all other ways be reasonably acceptable to BUYER. All conditions set forth in Section 16(A) and 16(B) of this Agreement shall be conditions to closing for the Aldine Option Parcel. Section 7 of this Agreement, along with all other terms, obligations and conditions of this Agreement, shall apply to the Aldine Option Closing. At such closing, SELLER shall convey fee interest in the subject parcel, subject only to Permitted Exceptions. If SELLER has leased all or any portion of the Aldine Option Parcel, or granted any rights to the Aldine Option Parcel to any third parties prior to BUYER’S exercise of its Aldine Option, SELLER shall terminate such lease or such third party rights prior to conveying fee simple title to BUYER.

D.	Due Diligence Period. At any time during the Option Period, BUYER shall have the right to reasonably conduct any diligence BUYER deems necessary, which shall include the right to enter onto the Aldine Option Parcel at mutually agreed times to conduct any and all reasonable non-invasive tests and inspections which BUYER deems necessary. Any due diligence conducted by BUYER shall be at BUYER’S expense. SELLER shall produce all documents and information related to the Aldine Option Parcel in SELLER’S control for BUYER’S review and inspection.

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Executed on behalf of the parties hereto on the dates set forth below the respective signature lines but effective as of the date first set forth in the opening paragraph of this Agreement.

SELLER:		BUYER:

Mobil Pipe Line Company		Sunoco Pipeline L.P.

By: Sunoco Logistics Partners Operations GP LLC,
its general partner

By:	/s/ T J Adams	By:	/s/ Christopher W. Keene
Printed Name:	T J Adams	Printed Name:	Christopher W. Keene
Title:	Vice President	Title:	Vice President
Date:	April 28, 2008	Date:	April 28, 2008

SIGNATURE PAGE TO THAT CERTAIN SALE AND PURCHASE AGREEMENT BY AND BETWEEN MOBIL PIPE LINE COMPANY AND SUNOCO PIPELINE L.P., AS OF THE DATE FIRST SET FORTH ABOVE.

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